Exhibit 99.1

Unaudited Pro Forma Statement of Operations

The following Unaudited Pro Forma Combined Statement of Operations is based on the historical financial Statements of Emulex Corporation (“Emulex”) and Vixel Corporation (“Vixel”) and has been prepared to illustrate the effect of the acquisition of Vixel by Emulex.

The Unaudited Pro Forma Combined Statement of Operations for the nine months ended March 28, 2004 gives effect to the acquisition of Vixel and related transactions as if they had occurred on June 30, 2003. The Unaudited Pro Forma Combined Statement of Operations for the nine months ended March 28, 2004, was prepared based upon the unaudited consolidated Statement of Operations of Emulex for the nine months ended March 28, 2004, and the unaudited Statement of Operations of Vixel for the period June 30, 2003, through November 12, 2003 (derived by adding the Vixel unaudited Statement of Operations data for the three months ended September 28, 2003, and the unaudited Statement of Operations of Vixel for the period from September 29, 2003, to November 12, 2003).

The Unaudited Pro Forma Combined Statement of Operations is based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Combined Statement of Operations included herein and should be read in conjunction with the historical financial statements and accompanying disclosures contained in Emulex’s June 29, 2003, consolidated financial statements and notes thereto, and Vixel’s December 29, 2002, financial statements and notes thereto included in Emulex’s Current Report on Form 8-K dated November 13, 2003, as amended on Form 8-K/A as filed on January 27, 2004.

The Unaudited Pro Forma Combined Statement of Operations presented below does not reflect future events that may occur after the acquisition. Emulex believes that operating expense synergies between Emulex and Vixel will be realized after the acquisition. However, for purposes of the Unaudited Pro Forma Combined Financial Information presented below, these synergies have not been reflected because there can be no assurances that such synergies, if any, will be achieved.

As a result of these assumptions, estimates, and uncertainties, the accompanying Unaudited Pro Forma Combined Statement of Operations does not purport to describe the actual results of operations that would have been achieved had the acquisition in fact occurred on the date indicated, nor does it purport to predict Emulex’s future results of operations. Additionally, adjustments to the purchase price and related intangible assets could occur due to the use of assumptions, estimates and uncertainties.

Emulex Corporation and Vixel Corporation
Unaudited Pro Forma Combined Statement of Operations
(in thousands, except per share data)

		Period from
		July 1, 2003 to
	Nine Months ended	November 13,			Nine Months ended
	March 28, 2004	2003			March 28, 2004
	Emulex		Pro Forma		Pro Forma
	Corporation	Vixel	Adjustments		Combined
Net revenues	$277,984	$11,252	—		$289,256
Cost of sales	99,507	5,679	451	A	105,637

Gross profit	178,477	5,573	(451)		183,599

Operating expenses:
Engineering and development	53,701	4,561	439	A	58,701
Selling, marketing, general and administrative	35,077	4,167	1,310	A	40,554
Amortization of other intangibles	12,546	—	7,419	B	19,965
Transaction related expenses	11,400	6,783	(11,400)	C	—
			(6,783)	H
Gain on sale of assets	—	(16)			(16)

Total operating expenses	112,724	15,495	(9,015)		119,204

Operating income (loss)	65,753	(9,922)	8,564		64,395

Nonoperating income, net	6,226	42	(2,039)	D	3,547
			(682)	E

Income (loss) before income taxes	71,979	(9,880)	5,843		67,942
Income tax provision	31,448	—	(5,630)	F	25,818

Net income (loss)	$40,531	$(9,880)	$11,473		$42,124

Net income (loss) per share:
Basic	$0.49			G	$0.51

Diluted	$0.48			G	$0.50

Number of shares used in per share computations:
Basic	82,928			G	82,928

Diluted	86,874			G	86,874

Emulex Corporation and Vixel Corporation

The adjustments reflect the acquisition of Vixel Corporation by Emulex Corporation under the purchase method of accounting through the purchase for $298.4 million in cash of all outstanding common stock, preferred stock and warrants of Vixel Corporation. The Company also incurred acquisition-related expenses of $6.1 million in cash. In addition, the Company issued 2.2 million stock options with a fair value of approximately $47.5 million and kept the original vesting periods for the options in exchange for the outstanding Vixel options for a total acquisition value of $352.1 million. The Company calculated the fair value of the 2.2 million stock options issued at the date of acquisition using the Black-Scholes option-pricing model. Operations of Vixel will be included within the Company’s one operating segment, networking products.

A). To reflect amortization related to deferred compensation resulting from the intrinsic value of unvested stock options issued in the acquisition. For the nine months ended March 28, 2004, the amortization would have increased by $0.5 million for cost of sales; $0.4 million for engineering and development and $1.3 million for selling, marketing, general and administrative for the period from June 30, 2003, to November 12, 2003.

B). To record amortization expenses for identifiable intangible assets with determinable lives over an expected estimated period of benefit ranging from three months to seven years for the period from June 30, 2003, to November 12, 2003:

Core technology	7 years
Developed technology	4 years
Patents	2 to 7 years
Backlog	3 months
Customer relationships	5 years
Tradename	7 years
Covenants not-to-compete	3 years

C). To eliminate the $11.4 million of purchase price allocated to in-process research and development (“IPR&D”). The Company accounted for the acquisition of Vixel under the purchase method of accounting and recorded this nonrecurring expense during the nine months ended March 28, 2004. The values assigned to these projects were determined by identifying projects that have economic value but that had not yet reached technological feasibility and that have no alternative future use. The features of the related products had not been released to the market as of the date of the acquisition, but the features and functionality of the products had been defined.

The IPR&D related to two significant internal product development efforts. The first project accounted for $7.4 million of the expenses. The second project accounted for $4.0 million of the expenses. Both projects are for embedded switching products.

The first project was in development at the time of acquisition, but had not yet completed the full design, development and testing phases. Approximately 35 percent of the total expected time to be spent on the first project was complete at the date of the acquisition with the remaining activities of the design, development and testing phases as well as the validation and readiness stages still to occur. The estimated costs to complete the first project at the time of the acquisition were $2.7 million. As of March 28, 2004, testing activities are in process, and the original estimates have not changed materially.

The second project had completed design and development, and testing had begun as of the acquisition date. Approximately 70 percent of the total expected time to be spent on the second project was complete at the date of the acquisition with the remaining testing activities as well as the validation and readiness stages still to occur. The estimated costs to complete the second project at the time of the acquisition were $1.2 million. As of March 28, 2004, testing activities and qualifications are in process, and the original estimates have not changed materially.

The risks and uncertainties associated with these two projects include, but are not limited to, delays in product release to market if there are design flaws or testing does not go as planned. In addition, if the projects are delayed, such delay could potentially harm the Company’s relationships with its customers. Also, even if a product is successfully developed it may not be accepted in the marketplace.

The values of these projects were determined using the Income Forecast Method. In applying the Income Forecast Method the value of the acquired technologies was estimated by discounting to present value the free cash flows generated by the products to which the technologies are associated over the remaining lives of the technologies. To distinguish between the cash flows attributable to the underlying technology and cash flows attributable to other assets available for generating product revenues, adjustments were made to provide for a fair return to fixed assets, working capital and other assets that contribute to value. The estimates were based on the following assumptions:

•	The estimated revenues associated with the first project were evaluated over seven years with peak revenues expected in fiscal years 2008 and 2009 and declining revenues thereafter. The estimated revenues associated with the second project were evaluated over nine years with peak revenues expected in fiscal years 2008 and 2009 and declining revenues thereafter. These projections are based on management’s estimates over the expected remaining lives of the technologies.

•	The discount rates used in the valuation reflect the relative risk of the product lines, with a discount rate of 20 percent used for the first project and a discount rate of 18 percent used for the second project. These discount rates were based on the amount and risk of effort remaining to complete the respective projects.

The Company believes that the foregoing assumptions used in determining the Income Forecast associated with the IPR&D products were reasonable. No assurance can be given, however, that the underlying assumptions used to estimate the Income Forecast, the ultimate revenues and costs on such projects or the events associated with such projects will transpire as estimated.

D). Increase to interest expense of $2.0 million for the effect of a short-term line of credit that was entered into as a result of the Vixel acquisition and subsequently paid in full during the nine months ended March 28, 2004.

E). Reduction of interest income of $0.7 million. This represents 1.9 percent, or the Company’s approximate yield on cash, cash equivalents and investments, for the Company’s cash and cash equivalents used in the acquisition.

F). Reflects the estimated tax effects of the pro forma adjustments such that the pro forma combined income tax provision is 38 percent of income before income taxes. The Company recorded an income tax provision of approximately 44 percent in the nine months ended March 28, 2004. The use of the 38 percent tax rate was primarily due to the exclusion of the IPR&D charge associated with the Vixel acquisition, which is non-deductible for tax purposes.

G). To reflect basic and diluted earnings per share. Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing adjusted net income by the weighted average number of common shares outstanding during the period increased to include, if dilutive, the number of additional common shares that would be outstanding if the dilutive potential common shares from stock option plans and convertible subordinated notes had been issued. The dilutive effect of outstanding stock options is reflected in diluted net income per share by application of the treasury stock method. The dilutive effect of common shares issuable upon the conversion of the 1.75 percent convertible subordinated notes is reflected in diluted net income per share by application of the if-converted method. The following table sets forth the computation of basic and diluted net income per share:

Nine Months Ended
March 28,
2004
Numerator:
Net income	$42,124
Adjustment for interest expense on convertible subordinated notes, net of tax	888

Numerator for diluted net income per share	$43,012

Denominator:
Denominator for basic net income per share - weighted average shares outstanding	82,928
Effect of dilutive securities:
Dilutive options outstanding	2,132
Dilutive common shares from assumed conversion of subordinated notes	1,814

Denominator for diluted net income per share - adjusted weighted average shares outstanding	86,874

Basic net income per share	$0.51
Diluted net income per share	$0.50
Antidilutive options excluded from computation	3,937
Average market price of common stock	$25.62

The antidilutive options were excluded from the computation of diluted net income per share because the options’ exercise price was greater than the average market price of the common shares during the nine months ended March 28, 2004. The effect of the 0.25 percent convertible subordinated notes issued in December 2003 was excluded as these are contingent convertible subordinated notes and did not meet the criteria for conversion into common stock during the nine months ended March 28, 2004.

H). Elimination of transaction related expenses incurred by Vixel in connection with the Emulex acquisition.